Exhibit 4.2


                                                             EXECUTION COPY

                       AMENDMENT NO. 1 TO AMENDED AND
                         RESTATED CREDIT AGREEMENT


      AMENDMENT dated as of December 2, 1999 to the Amended and Restated Credit Agreement dated as of October 25, 1999 (the "CREDIT AGREEMENT") among RITE AID CORPORATION (the "BORROWER"), the BANKS party thereto (the "BANKS") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "AGENT").

                       W I T N E S S E T H :

      The parties hereto agree as follows:

      SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

      SECTION 2. Amendments to the Credit Agreement. (a) The following new definition is added to Section 1.01 in its appropriate alphabetical position:

            "LIFO ADJUSTMENTS" means, for any period, the net adjustment to costs of goods sold for such period required by the Borrower's LIFO inventory method, determined in accordance with generally accepted accounting principles.

      (b) The following definitions in Section 1.01 are amended to read in their entirety as follows:

            "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income for such period, plus (a), to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Charges, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments, (v) store closing expenses and (vi) any other nonrecurring charge to the extent such nonrecurring charge does not involve any cash expenditure during such period, less (b), to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) any cash expenditure during such period in connection with which a nonrecurring charge was taken in any prior period and (ii) LIFO Adjustments.

            "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (exclusive of (a) extraordinary items of gain or loss, (b) any gain or loss in connection with any sale of assets other than sales of inventory in the ordinary course of business, but in the case of loss only to the extent that such loss does not involve any cash expenditure during such period and (c) the Borrower's share of the net income (or loss) of drugstore.com), determined on a consolidated basis for such period.

            "CONSOLIDATED NET WORTH" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date; provided that such consolidated stockholders' equity shall be adjusted to exclude the effect of items which have been excluded from Consolidated Net Income for any period commencing after August 28, 1999 by reason of the parenthetical phrase contained in the definition of such term. Consolidated Net Worth includes the Borrower's 8% Convertible Pay-In-Kind Preferred Stock.

            "CONSOLIDATED RENT" means, for any period, the consolidated rental expense of the Borrower and its Consolidated Subsidiaries for such period, and including in any event rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period.

      (c) The definition of October Special Charges in Section 1.01 and
Section 1.02(b) are deleted, and Section 1.02(a) is redesignated Section
1.02.

      (d) Section 5.12 is amended to read in its entirety as follows:

            SECTION 5.12 Capitalization Leverage Ratio. At no time shall the ratio of (i) Consolidated Debt at such time to (ii) Total Capital at such time, exceed 0.695; provided that upon any sale of the capital stock of PCS, such maximum ratio shall be reset at the level which produces the result that the amount of additional Debt that the Borrower may incur within the limits of this ratio immediately after giving effect to such sale and the repayment of any Debt required in connection therewith is equal to the amount of additional Debt that the Borrower could incur within the limits of this ratio immediately before giving effect to such sale and the repayment of any Debt required in connection therewith.

      (e) Section 5.13 is amended to read in its entirety as follows:

            SECTION 5.13. Limitation on Debt. The Borrower will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except:

                  (a) Debt under this Agreement or the 1999 Facility;

                  (b) Debt outstanding on December 2, 1999;

                  (c) Debt incurred to refinance Debt referred to in clause
            (a) or clause (b) above, provided that the amount thereof that is at the time outstanding or committed is not increased and the maturity thereof is not shortened; and

                  (d) Debt not permitted by clauses (a), (b) and (c) above
            in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

      (f) Section 5.14 is amended to read in its entirety as follows:

            SECTION 5.14. Fixed Charge Coverage. At no time during any period set forth below shall the Fixed Charge Coverage Ratio be less than the ratio set forth below opposite such period:

            FISCAL QUARTER ENDING
            ON OR CLOSEST TO        RATIO

            November 30, 1999       1.35
            February 29, 2000       1.30
            May 31, 2000 and        1.25
                 thereafter

      SECTION 3. Representations of Borrower. The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement will be true on and as of the Amendment Effective Date and (ii) no Default will have occurred and be continuing on such date.

      SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

      SECTION 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      SECTION 6. Effectiveness. This Amendment shall become effective on the date (not later than December 9, 1999) when the following conditions are met (the "AMENDMENT EFFECTIVE DATE"):

     (a) the Agent shall have received from each of the Borrower and the Required Banks a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Agent) that such party has signed a counterpart hereof;

     (b) the Agent shall have received (i) an amendment fee for the account of each Bank from which a signed counterpart hereof (or other written confirmation) shall have been received by the Agent not later than the later of (x) the date on which the other conditions set forth in this Section 6 have been satisfied and (y) the date hereof, in an amount equal to 0.25% of such Bank's Commitment and (ii) payment of all expenses then payable pursuant to Section 9.03 of the Credit Agreement;

     (c) the Agent shall have received evidence satisfactory to it that (i) the incoming officers of the Borrower previously identified to the Agent as such shall have accepted employment with the Borrower on mutually satisfactory terms and (ii) the Borrower shall have made a public announcement that such incoming officers have accepted such employment; and

     (d) the Agent shall have received evidence satisfactory to it that substantially identical amendments to the covenants set forth in any other agreement with substantially identical covenants as those set forth in the Credit Agreement and to which the Borrower or any of its Subsidiaries is a party shall have become or shall simultaneously become effective.



      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                              RITE AID CORPORATION


                              By:  __________________________________
                                   Name:
                                   Title:


                              MORGAN GUARANTY TRUST
                                  COMPANY OF NEW YORK


                              By:  __________________________________
                                   Name:
                                   Title: